                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                              SAXTON INCORPORATED
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ---------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ---------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ---------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ---------------------------------------------------------------------
     (5)  Total fee paid:

          ---------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ---------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:

          ---------------------------------------------------------------------
     (3)  Filing Party:

          ---------------------------------------------------------------------
     (4)  Date Filed:

          ---------------------------------------------------------------------

                              SAXTON INCORPORATED
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JULY 2, 1998

To the Stockholders of
Saxton Incorporated:

     The Annual Meeting of Stockholders of Saxton Incorporated will be held on Thursday, July 2, 1998, 10:00 a.m., local time, at the Armadillo Meeting Room in Texas Station Casino, located at 2101 Texas Star Lane, North Las Vegas, Nevada 89030, for the following purposes:

     1. To elect eight directors to serve until the next annual meeting of stockholders and until their respective successors are duly elected and qualified; and

     2. To transact any other business which may properly come before the meeting and any adjournments or postponements thereof.

     A proxy statement containing information for stockholders is annexed hereto and a copy of the Annual Report of the Company on Form 10-K for the fiscal year ended December 31, 1997 is enclosed herewith.

     The Board of Directors has fixed the close of business, June 1, 1998, as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.

     WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, PLEASE DATE AND SIGN THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE ENVELOPE ENCLOSED FOR THAT PURPOSE.

                                          By the order of the Board of Directors

                                          James C. Saxton
                                          Chairman of the Board and President
Las Vegas, Nevada
June 12, 1998

                              SAXTON INCORPORATED
                      5440 WEST SAHARA AVENUE, THIRD FLOOR
                            LAS VEGAS, NEVADA 89102
                                 (702) 221-1111
                            ------------------------

                                PROXY STATEMENT

                              GENERAL INFORMATION

     This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Saxton Incorporated ("Saxton" or the "Company"), a Nevada corporation, for use only at its Annual Meeting of Stockholders to be held on Thursday, July 2, 1998, and any adjournments or postponements thereof (the "Annual Meeting").

     Shares may not be voted unless the signed proxy card is returned, the Stockholder attends the Annual Meeting in person or other specific arrangements are made to have shares represented at the meeting. Any stockholder of record giving a proxy may revoke it at any time before it is voted by filing with the Secretary of Saxton a notice in writing revoking it, by duly executing a proxy bearing a later date, or by attending the Annual Meeting and expressing a desire to revoke the proxy and vote the shares in person. Stockholders whose shares are held in street name should consult with their brokers or other nominees concerning procedures for revocation. Subject to such revocation, all shares represented by a properly executed proxy card will be voted as directed by the Stockholder on the proxy card. IF NO CHOICE IS SPECIFIED, PROXIES WILL BE VOTED FOR THE PERSONS NOMINATED BY THE BOARD OF DIRECTORS FOR ELECTION AS DIRECTORS.

     In addition to soliciting proxies by mail, Company directors, officers and other regular employees, without additional compensation, may solicit proxies personally or by other appropriate means. The total cost of solicitation of proxies will be borne by Saxton. Although there are no formal agreements to do so, it is anticipated that Saxton will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding any proxy soliciting materials to their principals.

     Only Stockholders of record at the close of business on June 1, 1998 are entitled to receive notice of and to vote at the Annual Meeting. On June 1, 1998, Saxton had outstanding 7,661,422 shares of common stock (the "Common Stock"), which constituted all of the outstanding voting securities of Saxton. Each share is entitled to one vote. A majority of the outstanding shares of Common Stock will constitute a quorum. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business but will not be counted for purposes of determining whether a proposal has been approved, and thus will have the effect of a "No" vote. Directors are elected by a plurality of votes cast. Stockholders may not cumulate their votes for any one or more nominees for election. The affirmative vote of a majority of the shares present and voting at the Annual Meeting will be required to approve any other items which might be submitted for consideration at the Annual Meeting.

     It is anticipated that this proxy statement and accompanying proxy card will first be mailed to stockholders on or about June 12, 1998.

                             ELECTION OF DIRECTORS

NOMINEES

     Directors of the Company are elected annually to serve until the next annual meeting of Stockholders and until their respective successors are duly elected and qualified. The Company's Articles of Incorporation and Bylaws provide that the Board of Directors shall consist of not less than two and not more than fifteen directors, as set by resolution of the Board of Directors. The Board of Directors has set the number of directors at eight and has nominated each of the following incumbent Directors for re-election as directors at the Annual Meeting:

           James C. Saxton
           Michele Saxton-Pori
           Douglas W. Hensley
           Marc S. Hechter
           Timothy J. Adams
           Paul Eisenberg
           Bernard H. Mikell, Jr.
           Robert L. Seale

     Information concerning the nominees for election as directors is set forth under the caption "MANAGEMENT -- Directors and Executive Officers of the Company."

     The Board of Directors has no reason to believe that its nominees will be unable or unwilling to serve if elected. However, should any nominee named herein become unable or unwilling to accept nomination or election, the proxies solicited by the Board will be voted instead for such other person as the Board of Directors may recommend.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" ELECTION OF THE ABOVE-MENTIONED NOMINEES AS DIRECTORS

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information as of June 1, 1998, with respect to the beneficial ownership of the Company's outstanding Common Stock by
(i) each person or group who was on such date the beneficial owner of more than five percent of the outstanding Common Stock, (ii) each Director of the Company,
(iii) each Named Executive Officer and (iv) all Directors and executive officers of the Company as a group.

                           SHARES OWNED BENEFICIALLY

                                                          SHARES BENEFICIALLY         PERCENTAGE OF
                  NAME AND ADDRESS(1)                         OWNED(2)(3)       SHARES BENEFICIALLY OWNED
                  -------------------                     -------------------   -------------------------
James C. and Dorothy J. Saxton(4).......................       3,755,798                  48.5%
Michele Saxton-Pori.....................................         531,611                   6.9%
Lee-Ann Saxton(5).......................................         531,378                   6.9%
James C. Saxton II......................................         530,000                   6.8%
Douglas W. Hensley(5)(6)................................          69,388                     *
Marc S. Hechter(6)......................................          18,337                     *
Jeffrey A. Pori(6)......................................           9,563                     *
Timothy J. Adams(5)(6)..................................           5,000                     *
Paul Eisenberg..........................................              --                    --
Bernard J. Mikell, Jr...................................              --                    --
Robert L. Seale.........................................              --                    --
All Directors and executive officers as a group (12
  persons)(7)...........................................       4,389,697                  56.6%

---------------
 *  Less than 1%.

(1) The address of each beneficial owner of more than five percent of the outstanding Common Stock is 5440 West Sahara Avenue, Third Floor, Las Vegas, Nevada 89102.

(2) Unless otherwise noted, sole voting and dispositive power are possessed with respect to all shares of Common Stock shown.

(3) Includes shares allocated to the account of the following individuals and for all directors and executive officers as a group under the Company's Employee Stock Ownership Plan ("ESOP"): James C. Saxton -- 5,798 shares; Michele Saxton-Pori -- 1,611 shares; Lee-Ann Saxton -- 1,378 shares; Douglas
    W. Hensley -- 2,941 shares; Jeffrey A. Pori -- 1,496; and all directors and executive officers as a group -- 11,846 shares. ESOP participants have sole discretion as to voting of such allocated shares.

(4) Includes 1,885,798 shares beneficially owned by James C. Saxton and 1,870,000 shares beneficially owned by Mr. Saxton's wife, Dorothy J. Saxton. Mr. and Mrs. Saxton may each be deemed to beneficially own the shares owned by the other.

(5) Does not include 27,460 shares owned by the Company's ESOP Trust, which are not currently allocated to the account of any ESOP participants. The voting of such unallocated shares may be directed by Lee-Ann Saxton, Douglas W. Hensley and Timothy J. Adams as members of the ESOP Administrative Committee. Ms. Saxton and Messrs. Hensley and Adams each disclaim beneficial ownership of all such shares.

(6) Includes shares which may be acquired upon exercise of options exercisable within 60 days.

(7) Includes 1,870,000 shares owned by Dorothy J. Saxton, as to which James C. Saxton may be deemed to beneficially own, and an aggregate of 97,851 shares which may be acquired by Messrs. Hensley, Hechter, Pori and Adams upon the exercise of options exercisable within 60 days. Excludes shares owned by Lee-Ann Saxton and James C. Saxton II, who are not executive officers or directors of the Company.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

     The following table sets forth certain information as of June 1, 1998 with regard to (i) each director, including the eight nominees (all of whom currently serve as directors), and (ii) each executive officer of the Company who is neither a director nor a nominee.

                        DIRECTORS AND EXECUTIVE OFFICERS

            NAME               AGE                          POSITION(S)
            ----               ---                          -----------
James C. Saxton..............  62    Chairman of the Board of Directors, Chief Executive
                                     Officer
                                     and President
Douglas W. Hensley...........  43    Executive Vice President, Chief Financial Officer and
                                     Director
Michele Saxton-Pori..........  30    Executive Vice President and Director
Timothy J. Adams.............  37    General Counsel and Director
Brian Moffitt................  44    Vice President Construction Technologies
Jeffrey A. Pori..............  32    Vice President of Marketing and Commercial Development
Michael Etter................  52    Vice President of Construction
Bruce Barton.................  46    Vice President of Development
Marc S. Hechter..............  46    Senior Vice President of Business Affairs and Director
Paul Eisenberg(1)(2).........  72    Director
Bernard J. Mikell,             59    Director
  Jr.(1)(2)..................
Robert L. Seale(1)(2)........  56    Director

---------------
(1) Member of the Audit Committee

(2) Member of the Compensation Committee

     Messrs. Hensley, Hechter, Adams, Eisenberg, Mikell and Seale joined the Board of Directors concurrently with the closing of the Company's initial public offering in June 1997 (the "Offering").

     James C. Saxton founded the Company in 1986 and has served as its Chairman, Chief Executive Officer and President since its formation. For the two years prior to the formation of the Company, Mr. Saxton concentrated on the development in Las Vegas of privately owned construction projects financed through private investments. From 1970 to May 1984, Mr. Saxton was employed by Intel Corporation in various sales and management positions.

     Douglas W. Hensley has served as Chief Financial Officer of the Company since March 1990, as Executive Vice President of the Company since January 1994 and as a director since June 1997. Mr. Hensley joined the Company as Corporate Controller in February 1990. Prior to joining the Company, Mr. Hensley was with Henson, Stewart & Hensley, Certified Public Accountants, for six years, the last three years as a partner.

     Michele Saxton-Pori, Executive Vice President and Director, has served the Company in various capacities with increasing levels of responsibility since June 1990. The positions included: planning assistant, planning director, marketing representative, financial analyst, Vice President of Development and as a director since the Company's formation. Ms. Saxton-Pori is James Saxton's daughter.

     Timothy J. Adams has served as General Counsel of the Company since October 1996 and a director of the Company since June 1997. From July 1987 to September 1996, Mr. Adams was engaged in the private practice of law, most recently as a partner of Adams & Tobler, Ltd. Mr. Adams has acted as counsel to the Company since 1993.

     Brian Moffitt has been the Senior Vice President of Design and Construction Technologies of the Company since July 1997. He is a member of the American Institute of Architects with over 16 years professional experience. He joined Saxton in March 1997 after having been a principal and owner of Architronics and Moffitt Design Group from June 1987 to January 1995. Mr. Moffitt is a former member of the City of Las Vegas Planning Commission.

     Jeffrey A. Pori has served as Vice President of Marketing and Sales of the Company since April 1995. Mr. Pori also serves as President of the Company's licensed real estate brokerage subsidiary. Mr. Pori joined the Company as Leasing Manager in April 1991 and was promoted to Director of Marketing in December 1992. Prior to joining the Company, Mr. Pori served as a sales representative for Nevada Advertising from October 1990 to March 1991. Mr. Pori is the son-in-law of James C. Saxton.

     Michael Etter has served as Vice President of Construction and General Manager of Walden, a division of Saxton, since February 1996. Mr. Etter joined the Company as Director of Purchasing and Construction Services in October 1995. From April 1991 to September 1995, Mr. Etter owned and operated Desert Sands Masonry, a masonry subcontractor located in Orange County, California.

     Bruce G. Barton joined the Company as Vice President of Development in February 1998. Mr. Barton is a native of Las Vegas and has been involved with the design, construction, development and brokerage of real property assets since 1974. From March 1996 to January 1998, he worked for Carson Construction to assist with construction management and project development. From October 1995 to February 1996, Mr. Barton owned and operated Commercial Development Brokerage specializing in commercial real estate in Las Vegas. From July 1985 to May 1995, he held positions as director and Vice President of Commercial Development with American Nevada Corporation, one of Nevada's largest master planned community developers.

     Marc S. Hechter has served as Senior Vice President of Business Affairs since January 1998 and director of the Company since June 1997, having served since May 1995 as Senior Vice President of Finance. From July 1993 to May 1995, Mr. Hechter served as a director of Jayne, Hechter and Company, Inc., a consulting firm providing strategic planning and financial advice. In such position, Mr. Hechter served as a financial consultant to the Company from March 1994 to May 1995. Mr. Hechter served as Assistant General Manager of Administration for the Nevada State Industrial Insurance System from December 1991 to July 1993, and as Vice President of Wadhams and Associates, Inc. from August 1990 to December 1991. Mr. Hechter was a past Administrator of the Nevada Housing Division.

     Paul Eisenberg has served as a director since June 1997 and is a retired certified public accountant. Prior to his retirement in 1991, Mr. Eisenberg was a partner in Eisenberg & Kimmell, Certified Public Accountants, for five years.

     Bernard J. Mikell, Jr. has served as a director since June 1997 and has been engaged in the private practice of law, legislative advocacy and financial consulting since August 1995. From July 1994 to August 1995, Mr. Mikell served as Senior Vice President, Public Finance for Sutro & Co. Incorporated. From April 1991 to July 1994, Mr. Mikell was engaged in the private practice of law and financial consulting. Other previous positions include Vice President, Municipal Finance for Goldman, Sachs & Co., Vice President, Public Finance for Dean Witter Reynolds Inc. and General Counsel of the California Housing Finance Agency.

     Robert L. Seale has served as a director since June 1997. Mr. Seale has served as the elected Treasurer of the state of Nevada since January 1991. Prior thereto, Mr. Seale was Managing Partner of Pangborn & Co., Ltd., Certified Public Accountants, from 1983 to 1989. Mr. Seale is a past president of the National Association of State Treasurers.

     Each director holds office until the next annual meeting of Stockholders or until his or her successor has been elected and qualified. Officers serve at the pleasure of the Board of Directors.

BOARD OF DIRECTORS AND COMMITTEES

     The Board of Directors has established an Audit Committee and a Compensation Committee. The Audit Committee is responsible for reviewing the audited financial statements of the Company and making recommendations to the full Board on matters concerning the Company's audits and the selection of independent public accountants. The Compensation Committee is responsible for establishing salaries, bonuses and other compensation for the Company's executive officers and administering the Company's Management Stock Option Incentive Plan. The Audit Committee is comprised of Bernard H. Mikell, Jr. (Chairman), Paul Eisenberg and Robert L. Seale and held one meeting during fiscal 1997. The Compensation Committee is comprised of Bernard H. Mikell, Jr. (Chairman) and Robert L. Seale and held one meeting during fiscal 1997.

     Directors who are not employees of the Company receive a fee of $625 per Board meeting attended and are reimbursed for certain expenses incurred in attending Board and committee meetings. No payments are made for participation in telephonic meetings of the Board or actions taken in writing or participation in Board committee meetings. Directors are eligible to participate in the Company's Non-Employee Director Stock Option Plan. Directors who are employees of the Company do not receive additional compensation for service as directors. Each director attended at least 75% of the total number of meetings of the Board and all committees thereof on which such director served held during the year ended December 31, 1997.

     The Company has no nominating committee or committee performing similar functions.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee is comprised of Bernard H. Mikell, Jr. and Robert L. Seale. No member of such Compensation Committee is an executive officer of the Company.

                             EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     Pursuant to SEC rules, the Compensation Committee of the Board of Directors has prepared the following report for inclusion in this Proxy Statement addressing the Company's executive compensation policies for the fiscal year ended December 31, 1997.

     The Compensation Committee is composed of two outside directors. The Compensation Committee is responsible for determining executive officer salary and bonus compensation and determining annual contributions to the Company's profit sharing plan. Stock option grants are determined by the Board of Directors. The following is a report of the Compensation Committee and, as it relates to stock options, the Board as a whole, concerning their policies and actions during the year ended December 31, 1997 concerning executive compensation.

     The Company's compensation programs are designed to (a) link executive compensation to the performance of the Company and to stockholder value as measured by the long-term price appreciation of the Company's Common Stock and
(b) attract, retain and motivate employees by providing for the vesting of certain components of compensation over a number of years.

     The Company's compensation of executive officers, including its Chief Executive Officer, currently consists principally of two components: (a) annual cash compensation, generally consisting of base salary and a bonus, and (b) long-term, stock-based compensation. Mr. James C. Saxton, who is founder of the Company, and his daughter, Ms. Michele Pori-Saxton, typically do not receive bonuses or stock-based compensation because it is currently deemed that their significant equity position in the Company provides them with substantial incentive to enhance stockholder value. The policies governing these components, as well as the basis for determining the compensation payable to the Chief Executive Officer, are described below.

     Annual Salary and Bonus Compensation. The salaries of executive officers are determined on the basis of, in no particular order of importance, the responsibilities of the position held, the prior experience and compensation of the officer, the compensation practices of competitors, as determined from publicly available information, discussions with knowledgeable consultants and participants in the real estate industry and other marketplace factors such as housing and relocation requirements. The Compensation Committee also strives to compensate each executive officer at a level which is appropriate in relating to the compensation of other executive officers of the Company. Bonuses may be awarded, at the discretion of the Board of Directors, based upon the performance of the Company and the officer during the fiscal year.

     Long-Term Stock Option Compensation. The Company grants stock options to its executive officers and other employees pursuant to its Management Stock Option Incentive Plan. The Company believes that such options help to more closely align the interests of its management employees with the long-term interests of its stockholders by providing an incentive for increasing stockholder value. Moreover, such options are believed to be instrumental in retaining employees over the longer term, since full benefits of appreciated options cannot be realized until the end of the applicable vesting period, which is usually five years.

     During the year ended December 31, 1997, stock options were granted to the following executive officers: 15,000 shares each to Messrs. Hechter and Etter; 25,000 shares each to Messrs. Hensley, Adams and Pori; and 10,000 shares to Mr. Moffitt.

     CEO Compensation. The Company has entered into a three-year employment agreement with James C. Saxton, the Company's President and Chief Executive Officer, which terminates on March 10, 2000, subject to automatic one-year renewals unless either the Company or Mr. Saxton gives 60 days prior notice to the other of its desire not to renew. Pursuant to the terms of such agreement, Mr. Saxton will be entitled to receive a base salary of $360,000 per year, increasing each year by 3% or such other amount as is determined by the Board of Directors in its discretion, and will receive supplemental life insurance and long-term disability insurance at the Company's expense. Mr. Saxton will also be eligible to receive an annual bonus at the discretion of the Board of Directors. The agreement requires Mr. Saxton to devote his full-time attention and energies to the Company's business and contains restrictive covenants pursuant to which Mr. Saxton has agreed not to compete with the Company, within 90 miles of any location in which the Company or any affiliate is doing business, for a period of one year following termination of his employment if such termination is the result of the Company's termination of Mr. Saxton "for cause" (as such term is defined in the employment agreement), Mr. Saxton's election not to renew the agreement at the end of any term thereof or if Mr. Saxton terminates the agreement for other than "good reason" (as such term is defined in the employment agreement). The agreement further provides that if Mr. Saxton is terminated other than "for cause," Mr. Saxton will be entitled to receive any unpaid compensation accrued through the last day of his employment together with certain severance payments.

     Internal Revenue Code Section 162(m). Internal Revenue Code Section 162(m), enacted in 1993, provides that a public corporation generally may not deduct compensation in excess of $1.0 million payable to its chief executive officer or any of its other four most highly compensated officers. Certain performance-based compensation is specially exempted. Since the Compensation Committee currently does not anticipate that any executive officer of the Company will receive compensation in excess of the deduction limitation in fiscal 1998, it has not yet established a policy with respect to Section 162(m). In future years, the Compensation Committee intends to take into account the effect of Section 162(m) if the compensation payable to an executive officer approaches $1.0 million. However, the provisions of Section 162(m) are not expected to preclude the award of compensation believed to be merited, even if in excess of $1.0 million.

     The following tables reflect the decisions included in this report.

                                          THE COMPENSATION COMMITTEE:
                                          Paul Eisenberg
                                          Bernard J. Mikell, Jr.
                                          Robert L. Seale

SUMMARY OF CASH AND OTHER COMPENSATION

     The following table sets forth information concerning the annual and long-term compensation for services rendered in all capacities to the Company for the year ended December 31, 1997, of those persons who were, at December 31, 1997, (i) the Chief Executive Officer and (ii) each other executive officer of the Company whose cash compensation exceeded $100,000 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                              ANNUAL COMPENSATION
                                       ---------------------------------    LONG-TERM
                                                               OTHER       COMPENSATION
                              FISCAL                           ANNUAL        AWARDS/       ALL OTHER
NAME AND PRINCIPAL POSITION    YEAR     SALARY     BONUS    COMPENSATION     PAYMENTS     COMPENSATION
---------------------------   ------   --------   -------   ------------   ------------   ------------
James C. Saxton, Chairman,
  President and Chief
  Executive Officer.........   1997    $341,800   $    --        $--            $--        $  2,204(1)
Douglas W. Hensley,
  Executive Vice President
  and Chief Financial
  Officer...................   1997      80,417    33,500        --             --            2,204(1)
Jeffrey A. Pori, Vice
  President of Marketing and
  Commercial Development....   1997      39,012        --        --             --          128,005(2)
Timothy J. Adams, General
  Counsel...................   1997      80,000    40,000        --             --            2,204(1)

---------------
(1) Represents medical premiums paid by the Company.

(2) Represents real estate commissions paid.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth certain information concerning grants of stock options or stock appreciation rights ("SARs") during the year ended December 31, 1997 for the Named Executive Officers.

                                                                                  POTENTIAL REALIZABLE
                                          INDIVIDUAL GRANTS                             VALUE AT
                        ------------------------------------------------------    ASSUMED ANNUAL RATES
                                         PERCENT OF                                        OF
                         NUMBER OF         TOTAL                                      STOCK PRICE
                         SECURITIES     OPTIONS/SARS                                APPRECIATION FOR
                         UNDERLYING      GRANTED TO     EXERCISE                      OPTION TERM
                        OPTIONS/SARS    EMPLOYEES IN     PRICE      EXPIRATION    --------------------
                        GRANTED (#)     FISCAL YEAR      ($/SH)        DATE        5%($)       10%($)
                        ------------    ------------    --------    ----------    --------    --------
James C. Saxton.......         --            --%         $  --            --      $     --    $     --
Douglas W. Hensley....     25,000          11.1%          8.25       6/30/07       119,398     308,085
Jeffrey A. Pori.......     25,000          11.1%          8.25       6/30/07       119,398     308,085
Timothy J. Adams......     25,000          11.1%          8.25       6/30/07       119,398     308,085

AGGREGATE OPTION EXERCISES IN FISCAL 1997 AND FISCAL YEAR-END OPTION VALUES

     The following table sets forth certain information concerning unexercised stock options held by the Named Executive Officers as of December 31, 1997.

                                                     NUMBER OF SHARES
                                                  UNDERLYING UNEXERCISED           VALUE OF UNEXERCISED
                        SHARES                          OPTIONS AT               IN-THE-MONEY OPTIONS AT
                       ACQUIRED                      FISCAL YEAR-END                FISCAL YEAR-END(1)
                          ON        VALUE      ----------------------------    ----------------------------
        NAME           EXERCISE    REALIZED    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
        ----           --------    --------    -----------    -------------    -----------    -------------
James C. Saxton......     --         $--             --              --          $    --         $   --
Douglas W. Hensley...     --          --         61,447          25,000           47,621             --
Jeffrey A. Pori......     --          --          3,067          27,045            2,377          1,585
Timothy J. Adams.....     --          --             --          25,000               --             --

---------------
(1) Amounts calculated by subtracting the exercise price of the options from the value of the underlying Common Stock on December 31, 1997, which was the closing market price on December 31, 1997 of $6.875 per share.

PERFORMANCE GRAPH

     The following graph presents a comparison of the Company's stock performance with the broader base indices therein. The graph assumes $100 invested on June 24, 1997 in the Company's Common Stock and $100 invested at that time in each of the indices shown. The comparison assumes that all dividends, if any, are reinvested.

                                      LOGO

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16 (a) of the Securities and Exchange Act of 1934, as amended, requires the Company's Directors and executive officers, and persons who own more than ten percent of the Company's outstanding shares of Common Stock to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of the Common Stock. Such persons are required by SEC regulations to furnish the Company with copies of all such reports they file.

     To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, all Section 16 (a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners have been satisfied.

                                   FORM 10-K

     The Company will furnish without charge to each stockholder, upon written request addressed to the Company at 5440 West Sahara Avenue, Third Floor, Las Vegas, Nevada 89102 Attention: Douglas W. Hensley, Executive Vice President and Chief Financial Officer, a copy of its Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (excluding the exhibits thereto), as filed with the Securities and Exchange Commission.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In December 1994, the Company distributed to certain stockholders (the "Contributing Stockholders") $6.5 million of the Company's subordinated dividend notes (the "Subordinated Dividend Notes") representing the Company's estimated undistributed S corporation earnings as of December 31, 1994. The Subordinated Dividend Notes were non-interest bearing, had 10-year terms and were subordinated to all existing debt of the Company. In September 1996, the Company distributed to the Contributing Stockholders approximately $1.6 million, which represented the stockholders' estimated aggregate liability for federal income taxes attributed to the Company's undistributed S corporation earnings through September 30, 1995. Each Contributing Stockholder immediately thereafter loaned the full amount of his or her distribution to the Company in exchange for Subordinated Dividend Notes in the principal amount of the loan. The distributions described above were made to the Contributing Stockholders on a pro rata basis based on their ownership of Common Stock as follows: 70% to James
C. Saxton and his wife, Dorothy J. Saxton; 10% to Michele Saxton-Pori; 10% to Lee-Ann Saxton; and 10% to James C. Saxton II. The Company was also indebted to Mr. Saxton in the amount of $1.2 million at December 31, 1997 as later described, related to demand loans made by Mr. Saxton to the Company due in October and November 1998, with interest at an annual rate of 18%.

     The Company received fees for construction, development and management of properties owned by various partnerships which were combined with the Company in connection with the Reorganization. The Company also sold land to such partnerships. Because the consolidated financial statements of the Company included in the Company's Form 10-K as of December 31, 1997, present the financial operations of the Company and its subsidiaries on a consolidated basis, all such transactions are treated as intercompany transactions and have been eliminated.

     In May 1997, James C. Saxton and Jeffrey A. Pori each sold to the Company for $10 his respective 50% interest in RealNet Commercial Brokerage ("RealNet"), a licensed real estate broker which provides real estate brokerage services to the Company on a commission basis in connection with the sale and leasing of Company properties. The aggregate amount earned by RealNet for such services was approximately $55,000 in 1995 and approximately $252,000 in 1996 and $336,000 in 1997. Since its formation in 1995, Mr. Pori received an aggregate of $137,755 for services rendered to RealNet, $8,500 of which was paid in 1996 and $128,005 of which was paid in 1997. Messrs. Saxton and Pori each received $5,710 in distributions from RealNet in 1996.

     Pursuant to an agreement dated January 10, 1994, the Company agreed to construct and sell an approximately 4,420 square-foot Turtle Stop convenience store ("Turtle Stop") to L.'M.E.D.D., Inc., a privately-held corporation of which Michele Saxton-Pori is a 25% stockholder ("L'MEDD"), for approximately $1.3 million, subject to the Company's arranging permanent financing on behalf of L'MEDD. Under the terms of the agreement, either the Company or L'MEDD had the right to terminate the agreement if permanent financing was not obtained. To date, financing has not been obtained, the sale has not been consummated and, on June 18, 1997, the Company advised L'MEDD that it was terminating the agreement. Pursuant to a lease dated December 1, 1994, the Company leased the property to Operations Management Group ("OMG"), a corporation owned by the stockholders of L'MEDD (including Ms. Saxton-Pori), on a triple net basis for a term of 20 years, with two five-year renewal options. Under the terms of the lease, OMG is required to pay basic monthly rent of $13,244 during the initial lease year, which amount is adjusted annually to reflect increases in the cost of living. Management believes that the terms of the lease with OMG are comparable to the terms which would have been negotiated with an unaffiliated third party. At December 31, 1997, OMG was indebted to the Company in the aggregate amount of approximately $349,200, of which $243,600 represented delinquent rent and $105,800 represented amounts advanced by the Company to OMG for operating capital. The Company had assisted in the operation of Turtle Stop by maintaining the store books and records and providing a Company employee to train on-site personnel for no compensation. In March 1998, the Company filed to evict OMG from the premises after exhaustive efforts to collect the delinquent rent and advances. The eviction was completed on April 30, 1998. The property is currently vacant until a purchaser can be found.

     Marc S. Hechter, an executive officer and a director of the Company, was previously employed by, and a 50% stockholder of, Jayne, Hechter and Company, Inc., a consulting firm to which the Company made payments totaling approximately $43,250 in 1995, exclusive of expense reimbursements, for services rendered to the Company pursuant to a consulting agreement which was in effect from January 1994 to May 1995. In December 1994, during the term of such consulting agreement, the Company granted Mr. Hechter options to purchase an aggregate of 25,562 shares of Common Stock, at an exercise price of $6.10 per share. The options vest over a five-year period, subject to acceleration or termination under certain circumstances.

     Timothy J. Adams, an executive officer and a director of the Company, was previously a partner of Adams & Tobler, Ltd., to which the Company made payments totaling approximately $69,580, $170,940 and $45,650 in 1995, 1996 and 1997,
respectively. Prior to his affiliation with Adams & Tobler, Ltd., Mr. Adams was sole proprietor of The Law Offices of Timothy J. Adams.

     Paul Eisenberg, a director of the Company, loaned to the Company $500,000 in November 1994 for general corporate purposes. The loan was evidenced by a secured promissory note bearing interest at 12% per annum. On March 31, 1997, the principal amount owed to Mr. Eisenberg, including amounts borrowed prior to 1994, was approximately $868,000, which amount was paid in full with a portion of the net proceeds of the Offering.

     In the Reorganization, the Company acquired from Mr. Eisenberg for approximately $800,000 his 14% interest in a limited partnership which owns three contiguous operating properties and approximately 2.6 acres of vacant land adjacent to such properties. Mr. Eisenberg's capital investment in the limited partnership was $700,000, which investment was made in 1990. Mr. Eisenberg has previously received distributions from the limited partnership in excess of his capital investment. In addition, Mr. Eisenberg is a general partner of and owns a 50% economic interest in an unconsolidated general partnership, with James C. Saxton, that owns two small retail properties. Mr. Saxton has assigned his economic interest to the Company.

     From time to time, Mr. Saxton's sister, Dorothy Kidd, has advanced funds to the Company for general corporate purposes. The aggregate amount borrowed from Ms. Kidd during 1995, 1996 and 1997 was $0, $130,000 and $0, respectively. In addition, the Company owed $30,000 to an affiliate of Ms. Kidd for services in representing the Company before local governmental entities during 1995. The amounts owed Ms. Kidd and her affiliate were evidenced by unsecured promissory notes bearing interest at 12% per annum. At December 31, 1997, the aggregate principal amount owed by the Company to Ms. Kidd and her affiliate was $0, due to all amounts having been paid in full using a portion of the net proceeds of the Offering.

     During the year ended December 31, 1997, the Company's working capital needs were augmented through a number of loans from affiliated parties, all of which were approved by a majority of the disinterested members of the Company's Board of Directors. The transactions were as follows:

          On July 1, 1997, the Company entered into an unsecured note payable with James Lanzilotti, a relative of the Company's President and principal stockholder, in the amount of $466,231, bearing interest at 12% payable monthly and a maturity date of July 1, 1998.

          On August 1, 1997, the Company entered into an unsecured note payable with Paul Eisenberg, a director of the Company, in the amount of $1.0 million bearing interest at 12% payable monthly and a maturity date of August 1, 1998. This note is guaranteed by two of the principal stockholders of the Company.

          On August 27, 1997, the Company entered into an unsecured note payable with James C. Saxton, the Company's President and principal stockholder, in the amount of $721,000, bearing interest at 18% payable monthly and a maturity date of November 27, 1998.

          On September 30, 1997, the Company entered into a transaction with James C. Saxton, the Company's President and principal stockholder, in which the Company sold to Mr. Saxton its interest in a joint venture for $755,000. The book value of the Company's interest was $500,000 and the net gain of $255,000 is included in "Other income" on the Consolidated Statements of Income. The sales price consisted of an offset to advances due to Mr. Saxton of $500,000 and a note receivable of $255,000. The note receivable bears interest at 10.25% and matures on September 30, 1998.

          On October 6, 1997, the Company entered into an unsecured note payable with James C. Saxton, the Company's President and principal stockholder, in the amount of $420,000, bearing interest at 18%, payable monthly and a maturity date of November 6, 1998.

          On October 8, 1997, the Company entered into an unsecured note payable with James C. Saxton, the Company's President and principal stockholder, in the amount of $400,000, which has been paid down to a balance of $88,720, bearing interest at 18%, payable monthly and a maturity date of November 8, 1998.

     In the future, transactions with affiliates of the Company are anticipated to be minimal due in part to the availability of borrowings under the Company's $10.0 million revolving line of credit obtained in February 1998 from a financial institution and the Company will continue to require approval by a majority of the Board of Directors, including a majority of the disinterested members of the Board of Directors and will be made on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

                          FUTURE STOCKHOLDER PROPOSALS

     Any stockholder proposal intended to be presented at the 1999 Annual Meeting of Stockholders, currently anticipated to be held in May 1999, must be submitted sufficiently far in advance so that it is received by Saxton not later than January 4, 1999.

                                 OTHER MATTERS

     The Company's independent public accountants for the fiscal year ended December 31, 1997 were KPMG Peat Marwick LLP, which firm has been appointed to serve in such capacity for the current fiscal year. A representative of KPMG Peat Marwick LLP is expected to be present at the meeting with the opportunity to make a statement if he or she so desires and to respond to appropriate questions.

     Neither the Company nor any of the persons named as proxies knows of matters other than those stated above to be voted on at the Annual Meeting. However, if any other matters are properly presented at the meeting, the persons named as proxies are empowered to vote in accordance with their discretion on such matters.

     The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 accompanies this Proxy Statement, but it is not to be deemed a part of the proxy soliciting material.

                        PLEASE COMPLETE, SIGN AND RETURN
                          THE ENCLOSED PROXY PROMPTLY

                              SAXTON INCORPORATED

                                          By order of the Board of Directors

                                          --------------------------------------
                                          James C. Saxton
                                          Chairman of the Board and President

Las Vegas, Nevada
June 12, 1998

                                REVOCABLE PROXY

                              SAXTON INCORPORATED
                 ANNUAL MEETING OF STOCKHOLDERS -- JULY 2, 1998

    The undersigned stockholder(s) of Saxton Incorporated (the "Company") hereby nominates, constitutes and appoints James C. Saxton and Douglas W. Hensley, or either of them, the attorney, agent and proxy of the undersigned, with full power of substitution, to vote all stock of Saxton Incorporated which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company (the "Meeting") to be held in the Armadillo Meeting Room in Texas Station Casino, located at 2101 Texas Star Lane, at 10:00 a.m., local time, and any and all adjournments or postponements thereof, with respect to the matters described in the accompanying Proxy Statement, and in their discretion, on such other matters which properly come before the meeting, as fully and with the same force and effect as the undersigned might or could do if personally present thereat, as follows:

1. Election of Directors:

   [ ]AUTHORITY GIVEN to vote for the nominees listed below  [ ] WITHHOLD AUTHORITY to vote for the nominees.
      (except as indicated to the contrary below).

   (INSTRUCTIONS: To withhold authority to vote for any nominee, strike a line through such nominee's name below.)

   James C. Saxton             Douglas W. Hensley             Timothy J. Adams               Bernard H. Mikell, Jr.
   Michele Saxton-Pori         Marc S. Hechter                Paul Eisenberg                 Robert L. Seale

2. To transact such other business as may properly come before the Meeting and any adjournments or postponements thereof. Management presently knows of no other business to be presented by or on behalf of the Company or its Board of Directors at the Meeting.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                   AND MAY BE REVOKED PRIOR TO ITS EXERCISE.

                     Please Sign and Date on Reverse Side.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE OF "AUTHORITY GIVEN" FOR THE ELECTION OF DIRECTORS. THE PROXY CONFERS AUTHORITY TO AND SHALL BE VOTED "AUTHORITY GIVEN" FOR THE ELECTION OF DIRECTORS UNLESS OTHER INSTRUCTIONS ARE INDICATED, IN WHICH CASE THE PROXY SHALL BE VOTED IN ACCORDANCE WITH SUCH INSTRUCTIONS.

    IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY SHALL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.

                                                      Dated:

                                                      ------------------------

                                                      (Please print name)

                                                      ------------------------
                                                      (Signature of
                                                      Stockholder)

                                                      ------------------------
                                                      (Please print name)

                                                      ------------------------
                                                      (Signature of
                                                      Stockholder)

                                                      (Please date this Proxy
                                                      and sign your name as it
                                                      appears on your stock
                                                      certificate(s).
                                                      Executors,
                                                      administrators,
                                                      trustees, etc., should
                                                      give their full titles.
                                                      All joint owners should
                                                      sign.)

                                                      I [We] do [ ]  do not [ ]
                                                      expect to attend the
                                                      Meeting.

                                                      Number of Persons: